EXHIBIT 10.1

STOCK REDEMPTION AGREEMENT

This Stock Redemption Agreement (this “Agreement”) is made and entered into effective this 21st day of March 2012, by and between Northern Empire Energy Corp., a Nevada corporation (the “Company”) and Jeff Cocks, an individual (the “Shareholder”).
WITNESSETH:

WHEREAS, the Shareholder currently owns 18,000,000 shares of Common Stock of the Company (the “Shares”);

WHEREAS, the Shareholder also currently serves as an officer and director of the Company;

WHEREAS, the Shareholder desires to terminate his position as a director and officer of the Company and have the Company redeem the Shares, and

WHEREAS, the Company desires to accept the Shareholder’s resignation as a director and officer of the Company and to redeem the Shares on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises, mutual agreements and covenants herein set forth, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Redemption.  Effective as of the date hereof, the Shareholder hereby surrenders the Shares to the Company for redemption, and agrees to deliver any and all certificates representing such Shares accompanied by stock powers duly executed in blank (the “Certificates”) to the Company within forty-eight (48) hours of the date hereof.

2.           Payment.  Upon the satisfaction of the conditions set forth in section 6 hereof, the Company shall pay, as the purchase price for the redemption of the Shares and the delivery of the Release (as hereinafter defined), an amount equal to $5,000, which amount shall be paid in cash or its equivalent on the date hereof.

3.           Representation and Warranties of the Shareholder.  The Shareholder hereby represents and warrants to the Company that (a) the Shareholder has full legal right, power and capacity to execute and deliver this Agreement and to perform such Shareholder’s obligations hereunder and thereunder, (b) the Shareholder now owns the Shares free and clear of all liens, encumbrances, and claims of others, and that the Shareholder has the right to transfer and deliver the Shares to the Company for redemption in accordance with the terms of this Agreement, (c) the Shareholder has such knowledge of the business and financial affairs of the Company and possess a sufficient degree of sophistication, knowledge and experience in financial and business matters such that it is capable of evaluating the sale of the Shares and the economic risks of having same redeemed by the Company, (d) the Shareholder acknowledges that he has had full opportunity to ask questions and receive answers concerning the terms and conditions of this redemption; and (e) the Shareholder has no other interest in the Company other than the Shares.

4.           Further Assurances.  The Company and the Shareholder shall execute and deliver such additional instruments and documents as may reasonably be requested by the Company or the Shareholder in order to carry out the purposes and intent of this Agreement and to fulfill the respective obligations of the Company and the Shareholder under this Agreement.

5.           Indemnification of the Company.  From and after the date of this Agreement, the Shareholder and its successors and assigns shall, at their sole cost and expense, reimburse, protect, defend, indemnify, release and hold the Company, the holders of its outstanding equity securities, the directors of the Company, the officers of the Company and their respective transferees, heirs, executors, affiliates, agents, assigns, representatives, stockholders, directors and officers (the “Indemnified Parties”), harmless from and against any and all claims, suits, liabilities, actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, or awards (collectively “Claims”), directly or indirectly arising out of or in any way relating to the breach of any representation or warranty contained or of this Agreement by the Shareholder, including but not limited to, attorneys’ fees and other costs of defense imposed upon or incurred by or asserted against any of the Indemnified Parties.

6.           Resignation and Release.  As a condition precedent to the obligations of the Company to redeem the Shares and pay the purchase price for such Shares, (a) the Shareholder shall resign from his positions as an officer and director of the Company and deliver such resignations in writing to the Corporation, and (b) the Shareholder shall deliver a written release to the Company in a form acceptable to the Company (the “Release Letter”).

7.           Entire Agreement.  This Agreement (along with the documents referred to in this Agreement) contains the entire understanding and agreement of the parties with respect to the transaction covered hereby and supersedes all other understandings and agreements between the parties, oral or written, relating to the subject matter of this Agreement.  No modification, alteration or amendment of this Agreement and no waiver of any provision of this Agreement shall be valid or effective unless in writing executed by the Company and the Shareholder.

8.           Binding Agreement.  This Agreement shall be binding upon, inure to the benefit of, and apply to the respective heirs, personal representatives, successors, and the assigns of the parties hereto.

9.           Construction.  This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Nevada, without regard to conflicts of laws principles.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the signatory parties.

10.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this day and year first above written.

SHAREHOLDER:

/s/Jeff Cocks
Jeff Cocks

COMPANY:

By:	/s/ Jeff Cocks
Name:	Jeff Cocks
Title:	President